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                                                                    Exhibit 23.1

                         Independent Auditors' Consent


The Board of Directors
Northfield Laboratories Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-15877, 333-51681, 333-79579 and 333-102672) on Form S-8 and the registration statement (No. 333-106615) on Form S-3 of Northfield Laboratories Inc. of our report dated July 28, 2003, relating to the balance sheets of Northfield Laboratories Inc. as of May 31, 2003 and 2002, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended May 31, 2003 and for the cumulative period from June 19, 1985 (inception) through May 31, 2003, which report appears in the May 31, 2003 annual report on Form 10-K of Northfield Laboratories Inc. Our report dated July 28, 2003, contains an explanatory paragraph that states that the Company has experienced recurring operating losses and has an accumulated deficit at May 31, 2003. In addition, the Company expects to experience significant future losses and currently has insufficient capital resources to fund its continuing operations. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Chicago, Illinois
August 8, 2003